Exhibit 99.2

Unaudited pro forma financial information

The following unaudited pro forma combined financial information is presented to illustrate the estimated effects of the Acquisition based on the historical financial statements and accounting records of FB Financial and the Clayton Banks after giving effect to the Acquisition and the acquisition-related pro forma adjustments as described in the notes below.

The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheets of FB Financial and the Clayton Banks, giving effect to the Acquisition as if it had been consummated on June 30, 2017. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2017 and for year ended December 31, 2016 combine the historical consolidated statements of income of FB Financial and the Clayton Banks, giving effect to the Acquisition as if it had been consummated on January 1, 2016, the beginning of the earliest period presented. The historical consolidated financial statements of Clayton Banks have been adjusted to reflect certain reclassifications in order to conform with FB Financial’s financial statement presentation.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations pursuant to the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), with FB Financial the acquirer of the Clayton Banks for accounting purposes. Accordingly, consideration given by FB Financial to complete the Acquisition has been preliminarily allocated to the assets and liabilities of the Clayton Banks based upon their estimated fair values as of the date of completion of the Acquisition. As of the date of this current report, FB Financial has made a preliminary purchase price allocation based on the value of the stock price at the closing of the transaction and initial valuation studies completed to estimate the fair value of the Clayton Banks assets acquired and the liabilities assumed. These estimates remain preliminary as the fair value of collateral underlying the loan mark and the fair values of certain other identifiable intangibles and other assets have not yet been finalized. Accordingly, the pro forma purchase price allocation and adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. The preliminary pro forma purchase price allocation and adjustments have been made solely for the purpose of providing the unaudited pro forma combined financial statements presented below. Subsequent increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of income until the allocation of acquisition consideration is finalized no later than December 31, 2017. There can be no assurance that such finalization will not result in material changes from the pro forma information contained within.

These unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (i) the unaudited interim consolidated financial statements of each of FB Financial and the Clayton Banks as of and for the six months ended June 30, 2017 and (i) the audited consolidated financial statements of each of FB Financial and the Clayton Banks as of and for the year ended December 31, 2016, in each case contained in or incorporated by reference into this current report. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of FB Financial would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Pro forma adjustments are included only to the extent they are (i) directly attributable to the Acquisition, (ii) factually supportable, and (iii) with respect to the unaudited pro forma combined statement of income, expected to have a continuing impact on the combined results. FB Financial expects to incur significant costs associated with integrating the operations of the Clayton Banks. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies or revenue synergies expected to result from the Acquisition.

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheet

(in thousands)

	As of June 30, 2017
	FB Financial Corporation	Combined Clayton Banks			Pro Forma		Pro forma Company
	(as reported)	(as reported)	Funding		Adjustments		(Combined)
ASSETS
Cash and cash equivalents	$186,278	$29,300	$100,000	(s)	$(13,167	)(a)	$302,411
Available-for-sale securities	553,357	46,650	—		(46,650	)(b)	553,357
Held-to-maturity securities	—	13,519	—		(13,519	)(b)	—
Federal Home Loan Bank stock, at cost	7,743	3,408			—		11,151
Loans held for sale, at fair value	427,416	—	—		—		427,416
Loans	1,970,974	1,069,267	—		(16,302	)(c)	3,023,939
Less: allowance for loan losses	23,247	20,437	—		(20,437	)(d)	23,247

Net loans	1,947,727	1,048,830	—		4,135		3,000,692
Premises and equipment	66,392	22,450	—		(2,244	)(e)	86,598
Other real estate owned	6,370	2,917	—		4,250	(f)	13,537
Interest receivable	7,012	4,800	—		(1,392	)(g)	10,420
Mortgage servicing rights, net	48,464	—	—		—		48,464
Goodwill	46,867	8,425	—		86,678	(h)	141,970
Core deposit intangible, net	4,048	—	—		9,060	(i)	13,108
Other assets	44,896	7,772	—		587	(j)	53,225

Total assets	$3,346,570	$1,188,071	$100,000		$27,738		$4,662,379

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Demand deposits
Non-interest bearing	$715,391	$212,813	$—		$—		$928,204
Interest bearing	2,012,202	679,133	—		264,009	(k)	2,955,344

Total deposits	2,727,593	891,946	—		264,009		3,883,548

Securities sold under agreements to repurchase	16,343	—	—		—		16,343
Borrowings	43,790	64,883	100,000	(l)	(64,883	)(l)	143,790
Accrued expenses and other liabilities	49,327	6,776	—		794	(m)	56,897

Total liabilities	2,837,053	963,605	100,000		199,920		4,100,578

Common stock	28,968	4,202	—		(2,681	)(n)	30,489
Additional paid in capital	363,870	89,902	—		(39,139	)(o)	414,633
Retained earnings	115,391	128,939	—		(128,939	)(o)	115,391
Accumulated other comprehensive income, net of taxes	1,288	1,423	—		(1,423	)(o)	1,288

Total shareholders’ equity	509,517	224,466	—		(172,182)		561,801

Total liabilities and shareholders’ equity	$3,346,570	$1,188,071	$100,000		$27,738		$4,662,379

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Six Months Ended June 30, 2017
	FB Financial Corporation	Combined Clayton Banks	Pro Forma		Pro forma Company
	(as reported)	(as reported)	Adjustments		(Combined)
Interest income:
Interest and fees on loans	$58,356	$33,433	$1,595	(c)	$93,384
Interest on securities	7,264	1,050	(1,050	)(b)	7,264
Other	547	177	543	(a)	1,267

Total interest income	66,167	34,660	1,088		101,915

Interest expense:
Deposits	4,421	2,897	1,473	(k)	8,791
Borrowings	1,068	695	230	(l)	1,993

Total interest expense	5,489	3,592	1,703		10,784

Net interest income	60,678	31,068	(615)		91,131
Provision for loan losses	(1,122)	486	—	(d)	(636)

Net interest income after provision for loan losses	61,800	30,582	(615)		91,767

Noninterest income:
Mortgage banking income	55,319	1,112	—		56,431
Service charges on deposit accounts	3,562	388	—		3,950
Other income	7,863	1,528	—		9,391

Total noninterest income	66,744	3,028	—		69,772

Noninterest expenses:
Salaries, commissions and employee benefits	59,789	6,780	—		66,569
Occupancy and equipment expense	6,416	1,256	45	(j)	7,717
Legal and professional fees	2,461	306	—		2,767
Amortization of core deposit intangibles	515	—	1,079	(i)	1,594
Other expense	26,372	2,552	—		28,924

Total noninterest expense	95,553	10,894	1,124		107,571

					—
Income before income taxes	32,991	22,716	(1,739)		53,968
Income tax expense	11,999	1,716	(682	)(p)	13,033

Net income	$20,992	$21,000	$(1,057)		$40,935

Per share information:
Basic	24,944,633		5,526,792	(q)	30,471,425
Fully diluted	25,450,419		5,526,792	(q)	30,977,211
Earnings per share
Basic	$0.84				$1.34
Fully diluted	0.82				$1.32
Pro Forma (C Corporation basis):
Income tax expense	$11,999		$7,194	(r)	$20,227

Net income	$20,992				$33,741

Earnings per share (C-Corporation basis)
Basic	$0.84				$1.11
Fully diluted	0.82				$1.09

FB Financial Corporation and subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

(in thousands, except share data)

	Year Ended December 31, 2016
	FB Financial	Combined			Pro forma
	Corporation	Clayton Banks	Pro Forma		Company
	(as reported)	(as reported)	Adjustments		(Combined)
Interest income:
Interest and fees on loans	$105,865	$60,331	$3,978	(c)	$170,174
Interest on securities	14,018	2,293	(2,293	)(b)	14,018
Other	611	341	1,289	(a)	2,241

Total interest income	120,494	62,965	2,974		186,433

Interest expense:
Deposits	7,342	5,483	3,110	(k)	15,935
Borrowings	2,202	1,272	578	(l)	4,052

Total interest expense	9,544	6,755	3,688		19,988

Net interest income	110,950	56,210	(714)		166,446
Provision for loan losses	(1,479)	978	—	(d)	(501)

Net interest income after provision for loan losses	112,429	55,232	(714)		166,947

Noninterest income:
Mortgage banking income	117,751	1,970	—		119,721
Service charges on deposit accounts	8,009	872	—		8,881
Other income	18,925	3,636	—		22,561

Total noninterest income	144,685	6,478	—		151,163

Noninterest expenses:
Salaries, commissions and employee benefits	113,992	14,792	—		128,784
Occupancy and equipment expense	12,611	2,383	90	(j)	15,084
Legal and professional fees	3,514	331	—		3,845
Amortization of core deposit intangibles	2,132	29	2,447	(i)	4,608
Other expense	62,541	5,159	—		67,700

Total noninterest expense	194,790	22,694	2,537		220,021

					—
Income before income taxes	62,324	39,016	(3,251)		98,089
Income tax expense	21,733	2,638	(1,275	)(n)	23,096

Net income	$40,591	$36,378	$(1,976)		$74,993

Per share information:
Basic	19,165,182		6,327,910	(o)	25,493,092
Fully diluted	19,312,174		6,327,910	(o)	25,640,084
Earnings per share
Basic	$2.12				$2.94
Fully diluted	2.10				$2.92

Pro Forma (C Corporation basis):
Income tax expense	$22,902		$12,666	(p)	$36,931

Net income	$39,422				$61,158

Earnings per share
Basic	$2.06				$2.40
Fully diluted	2.04				$2.39

Note 1. Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined income statement for the six months ended June 30, 2017 and year ended December 31, 2016 are based on the historical financial statements of FB Financial Corporation and the combned Clayton Banks after giving effect to the completion of the merger and the assumptions and adjustments described in the accompanying notes. The statements of income give effect to the transaction at January 1, 2016. Such financial statements do not include estimated cost savings, revenue synergies expected to result from the merger, or the costs to achieve these cost savings or revenue synergies, or any anticipated disposition of assets that may result from the integration of operations.

The transaction has been accounted for under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In business combination transactions in which the consideration given is not in the form of cash (that is, in the form of non-cash assets, liabilities incurred, or equity interests issued), measurement of the acquisition consideration is based on the fair value of the consideration given or the fair value of the asset (or net assets) acquired, whichever is more clearly evident and, thus, a more reliable measure.

Under ASC 805, all of the assets acquired and liabilities assumed in a business combination are recognized at their acquisition-date fair value, while transaction costs and restructuring costs associated with the business combination are expensed as incurred. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill. For income tax purposes, the merger will be treated as an asset purchase. As an asset purchase for income tax purposes, the carrying value of assets and liabilities for the Clayton Banks are the same for both financial reporting and income tax purposes; therefore, no deferred taxes will be recorded at the date of the acquisition. FB Financial Corporation’s integration plan includes disposing of certain premises and equipment and reflects how the assets acquired, including intangible assets, will be utilized by the combined company. For those assets in the combined company that will be phased out or disposed of, additional amortization, depreciation and possibly impairment charges may be recorded.

The unaudited pro forma financial information has been compiled in a manner consistent with the accounting policies adopted by FB Financial. Certain balances from the consolidated financial statements of the Clayton Banks were reclassified to conform presentation to that of FB Financial Corporation.

The unaudited pro forma information is presented solely for information purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period, nor is it necessarily indicative of the future results of the combined company.

Note 2. Preliminary Estimated Allocation of Purchase Price

Under the acquisition method of accounting, the total acquisition consideration is allocated to the acquired tangible and intangible assets and assumed liabilities of the combined Clayton Banks based on the estimated fair values as of the closing of the merger. The excess of the acquisition consideration over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of the acquisition consideration with regard to the combined Clayton Banks is preliminary because the Company is finalizing certain fair values on collateral contemplated in the loan mark, valuation of certain identifiable intangibles, and other assets. The preliminary allocation is based on estimates, assumptions, valuations, and other studies which are subject to change. Accordingly, the acquisition consideration allocation unaudited pro forma adjustments will remain preliminary until FB Financial Corporation management determines the final fair values of assets acquired and liabilities assumed. The final determination of the acquisition consideration allocation is anticipated to be completed as soon as practicable after the completion of the merger but no later than December 31, 2017 as permitted within the measurement period. As such, the final amounts allocated to assets acquired and liabilities assumed could differ significantly from the amounts presented in the unaudited pro forma combined consolidated financial statements.

The following table shows a preliminary pro forma allocation of purchase price to net assets acquired and the pro forma goodwill generated from the transaction.

Pro Forma Allocations of Purchase Price
(in thousands, except share data)
Purchase Price:
FB Financial Corporation shares to be issued	1,521,200
Price per share, based on FB Financial Corporation price of $34.37 as of July 31, 2017	$34.37

Pro forma value of FB Financial Corporation stock to be issued		52,284
Cash consideration		184,200

Total pro forma purchase price		$236,484

Net Assets Acquired:
Cash and due from banks	200,333
Securities	3,408
Loans, net of unearned income	1,050,862
Premises and equipment	20,206
Other real estate owned	7,167
Core deposit intangible	9,060
Other assets	13,870

Total Assets	1,304,906
Deposits:
Non-interest bearing	212,813
Interest bearing	943,142

Total deposits	1,155,955
Securities sold under agreements to repurchase	—
Long-term debt	—
Other liabilities	7,570

Total Liabilities	1,163,525
Net Assets		141,381

Goodwill		$95,103

Note 3. Unaudited Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information for the completed acquisition of the combined Clayton Banks. All adjustments are based on current valuations and assumptions which are subject to change.

a)	Cash was adjusted to reflect the dividend of $8.0 million related to S-Corporation tax liability for the first half of 2017 from Clayton Bank and Trust to Clayton HC based on an effective rate of 38.1% in addition to reflect the proceeds from the sale of securities acquired in (b) and debt pay-off in (l) below, including prepayment penalty of $0.7 million. The resulting net change in cash is estimated to increase interest income by 1.25%, or $40 thousand, for the year ended December 31, 2016 and decrease interest income by $80 thousand during the six months ended June 30, 2017.
b)	Securities were adjusted to reflect the sale of securities upon consummation of the transaction and to adjust for the unrealized gain associated with held-to-maturity securities amounting to $0.3 million at June 30, 2017. The resulting reduction in securities eliminates interest income from securities of $2.3 million and $1.0 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.
c)	Loans were adjusted based upon FB Financial Corporation’s initial evaluation of the acquired portfolio. The adjustment reflects both a discount for credit deterioration on purchased credit impaired loans of $9.1 million and accretable liquidity discount of $1.3 million and net fair value adjustment on the remaining portfolio of $16.0 million. The adjustment also includes reversal of deferred loan fees and existing credit discounts amounting to $11.4 million. The accretable yield adjustment will be recognized over the remaining life of the loan portfolio. The adjustment to loans also reflects a dividend of certain loans to Clayton HC of $1.7 million per the stock purchase agreement. The impact of this adjustment was to increase loan interest income by $4.0 million and $1.6 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.

d)	The allowance for loan losses was adjusted to reflect the reversal of the combined Clayton Banks’ recorded allowance. Purchased loans acquired in a business combination are required to be recorded at fair value, and the recorded allowance for loan losses may not be carried over. While FB Financial Corporation anticipates significantly reducing the provision for loan losses as a result of the acquired loans being recorded at fair value, no adjustment to the historic amounts of the combined Clayton Banks’ provision for loan losses has been recorded in the Unaudited pro forma condensed combined statements of income.
e)	Premises and equipment were adjusted by $4.5 million on land and buildings and also adjusted to reflect the transfer of $3.6 million of excess premises held for sale into other real estate owned. Premises and equipment was also adjusted to record the dividend of property amounting to $3.1 million to Clayton HC per the stock purchase agreement. These adjustments had an insignificant impact on the Unaudited Pro Forma Condensed Consolidated Statements of Income for the year ended December 31, 2016 and six months ended June 30, 2017.
f)	Other real estate owned was adjusted based on FB Financial Corporation’s appraised value of the acquired portfolio from the combined Clayton Banks. A fair value adjustment of $0.6 million was applied to the Clayton Banks’ existing foreclosed real estate. An additional $3.6 million of excess premises held for sale in (e) above were also reclassified to other real estate owned. The adjustment has no material impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.
g)	Accrued interest receivable has been reclassified for the estimated combined Clayton Banks’ accrued interest receivable on purchase credit impaired loans into the loan mark reflected in (c) above.
h)	Goodwill has been adjusted to reverse the combined Clayton Banks’ existing goodwill of $8.4 million and recognize $95.1 million in goodwill generated as a result of the purchase price and fair value of liabilities assumed exceeding the fair value of assets purchased. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.
i)	Core deposit intangible was adjusted to recognize the core deposit intangible of $9.1 million. The core deposit intangible is amortized over an estimated useful life of 6.5 years under sum of the years digits. The amortization expense associated with the core deposit intangible increased noninterest expense by $2.5 million and $1.1 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.
j)	Other assets were adjusted to record an identifiable intangible asset on an operating lease of $0.6 million to be amortized into lease expense over the remaining life of the lease. The impact of this adjustment results in additional occupancy and equipment expense of $90 thousand and $45 thousand for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.
k)	Deposits were adjusted to reflect the $0.3 million fair value premium on time to fixed-rate deposit liabilities based on current interest rates offered by market participants for similar instruments. The adjustment will be recognized over an estimated weighted average remaining term of the deposit liability, which is expected to be approximately 1.5 years. The impact of the adjustment was to increase deposit interest expense for the year ended December 31, 2016 and six months ended June 30, 2017 by $0.2 million and $23 thousand, respectively. Interest-bearing deposits was also adjusted to reflect the pre-merger dividend of $79.5 million from Clayton Bank and Trust to Clayton HC and consideration paid of $184.2 million, of which both amounts were initially deposited into interest-bearing deposit accounts. The impact of the increase in deposits will be to increase deposit interest expense by an estimated $2.9 million and $1.4 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.
l)	Borrowings was adjusted to reflect the pay off of the Clayton Banks’ FHLB advances in addition to borrowing $100.0 million in FHLB advances to fund the transaction. The impact of the fair value adjustment to the Clayton Bank FHLB advances was to eliminate interest expense on borrowings of $1.3 million and $0.7 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively. The impact of the adjustment to borrow $100.0 million in FHLB advances was to increase interest expense by $1.9 million and $0.9 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.
m)	Accrued expenses and other liabilities were adjusted to write off the net deferred tax asset recorded in other liabilities.
n)	Common stock was adjusted to reverse the combined Clayton Banks’ common stock outstanding and to recognize the $1.00 par value of FB Financial Corporation shares to be issued to effect the transaction. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.
o)	Other stockholders’ equity accounts were adjusted to reverse the combined Clayton Banks’ historical stockholders’ equity balances and to reflect the net impact of all purchase accounting adjustments. The adjustment has no impact on the Unaudited Pro Forma Condensed Consolidated Statement of Income.
p)	Income taxes were adjusted to reflect the tax effects of purchase accounting adjustments using FB Financial Corporation’s combined federal and state statutory rate of 39.225%.
q)	Weighted average basic and diluted shares outstanding were adjusted to record shares of FB Financial Corporation stock issued to effect the transaction.
r)	Income tax expense on a pro forma C corporation basis was adjusted to record the incremental impact to income tax expense of converting the combined Clayton Banks’ to a C corporation using FB Financial Corporation’s pro forma effective rate of 39.225%.
s)	Adjustment to cash and cash equivalents to reflect cash proceeds from FHLB advances of $100.0 million included in (l) above used to fund the transaction. The impact of the increase in cash was to increase interest income by $1.2 million and $0.6 million for the year ended December 31, 2016 and six months ended June 30, 2017, respectively.